EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Concord EFS, Inc. of our report dated January 26, 1996, included in the 1995 Annual Report to Shareholders of Concord EFS, Inc.

Our audit also included the financial statement schedule of Concord EFS, Inc. listed in Item 8. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-60871) pertaining to the Concord EFS, Inc. 1993 Incentive Stock Option Plan of our report dated January 26, 1996 with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual report (Form 10-K) of Concord EFS, Inc.


                             /s/ Ernst & Young LLP


Memphis Tennessee
March 28, 1996